Exhibit 3.1

STOCKHOLDER RIGHTS PLAN

44.           (a)   The Corporation will not adopt or maintain a stockholder rights plan, rights agreement or similar plan or agreement unless either: (i) the rights plan or agreement has been approved by the Corporation’s stockholders by the affirmative vote of a majority of the shares of the Corporation’s stock represented and entitled to vote on the matter at an annual or special meeting of stockholders; or (ii) the Board of Directors determines in the exercise of its fiduciary responsibilities that it is in the best interests of the Corporation’s stockholders to adopt the rights plan or agreement prior to stockholder approval, provided that the Corporation must seek stockholder approval of such rights plan or agreement within twelve (12)  months from the date of adoption.

(b)  Notwithstanding anything to the contrary contained in these By-Laws, the Board of Directors may not amend this Section 44 of the By-Laws without stockholder ratification by the affirmative vote of a majority of the shares of the Corporation’s stock represented and entitled to vote on the matter at an annual or special meeting of stockholders.